Certificate of Amendment to
        Beachgate Acquisition Corporation
           Certificate of Incorporation
                 February 4, 2013

     Beachgate Acquisition Corporation (the "Corporation"), a corporation organized and existing under the Delaware General
Corporation Law, hereby certifies as follows:

     FIRST: As of February 4, 2013 the Corporation had 20,000,000 shares of common stock issued and outstanding.

     SECOND: by unanimous consent of the Board of Directors and by written consent of the shareholders, an amendment to the Certificate of Incorporation of the Corporation, as written below, was adopted in accordance with Section 242 of the Delaware General Corporation Law.

     THIRD: Article One to the Certificate of Incorporation shall be amended in its entirety to read as follows:

                   "ARTICLE ONE
                       Name

     The name of the Corporation is Essential Telecommunications, Inc."

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed and attested by its duly authorized officers, on this 4th day of February, 2013.


                              BEACHGATE ACQUISITION CORPORATION

Attest:
                              BY: /s/James M. Cassidy
/s/ James M. Cassidy                        President
Secretary